Exhibit 99.1


[COHOES BANCORP, INC. LOGO]              Contact:  Harry L. Robinson
75 Remsen Street, Cohoes, N.Y. 12047               President & Chief Executive
                                                    Officer
                                                   Tel:  (518) 233-6565
                                                   Fax:  (518) 233-6575


                          P R E S S   R E L E A S E
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                COHOES BANCORP, INC. STOCKHOLDERS APPROVE
                          ACQUISITION AGREEMENT

Cohoes, New York, February 15, 2001 - Cohoes Bancorp, Inc. (Nasdaq-NNM: COHB) ("Cohoes"), announced today that its stockholders at the special meeting held earlier today overwhelmingly approved the adoption of the acquisition agreement pursuant to which Hudson River Bancorp, Inc. will acquire Cohoes for $19.50 per share in cash. More than 73% of the issued and outstanding shares voted in favor of adoption of the agreement. Upon completion of the merger, Hudson River will be the largest locally headquartered savings bank in the Capital District region, with approximately $1.9 billion in total assets and a total of 39 branches throughout the counties of Columbia, Rensselaer, Albany, Schenectady, Dutchess, Greene and Warren.

"We are extremely gratified that our stockholders understand the value of our proposed merger with Hudson River," stated Harry L. Robinson, President and Chief Executive Officer of Cohoes. Mr. Robinson added that "Hudson River is one of the premier financial institutions in our area and offers a broad array of products that meet the needs of our customer base." Mr. Robinson also indicated that, subject to the receipt of final regulatory approvals, Cohoes and Hudson River currently expect the transaction to close in the second quarter of 2001.

Cohoes Bancorp, Inc., Cohoes, New York, with 21 branch offices, had $736 million in assets, $489 million in deposits and $124 million of stockholders' equity as of December 31, 2000.